Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS THIRD QUARTER FISCAL 2011 RESULTS
—Third Quarter Comparable Store Sales Increase 9%—
—Company Raises Fiscal 2011 Outlook—
NASHVILLE, Tenn., Nov. 23, 2010 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the third quarter ended October 30, 2010, of $17.0 million, or $0.72 per diluted share, compared to earnings from continuing operations of $11.5 million, or $0.50 per diluted share, for the third quarter ended October 31, 2009. Fiscal 2011 third quarter earnings were reduced by pretax items totaling $3.1 million, or $0.05 per diluted share, after tax, primarily related to fixed asset impairments and purchase price accounting adjustments. Fiscal 2010 third quarter earnings reflected pretax charges of $2.6 million, or $0.03 per diluted share, after tax, primarily related to fixed asset impairments.
     Adjusted for the listed items in both periods, earnings from continuing operations were $18.1 million, or $0.77 per diluted share, for the third quarter of Fiscal 2011, compared to earnings from continuing operations of $12.3 million, or $0.53 per diluted share, for the third quarter of Fiscal 2010. For consistency with Fiscal 2011’s previously announced earnings expectations and the adjusted results for the prior period announced last year, neither of which reflected the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the third quarter of Fiscal 2011 increased 19% to $464.8 million from $390.3 million in the third quarter of Fiscal 2010. Comparable store sales in the third quarter of Fiscal 2011 increased by 9%. The Lids Sports Group’s comparable store sales increased by 13%, the Journeys Group increased by 9%, Johnston & Murphy Retail increased by 7%, and Underground Station increased by 3%.
     Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our third quarter performance exceeded our expectations, highlighted by a comparable store sales gain of 9% and strong earnings growth. Our overall businesses produced better than planned top-line results as the positive trends we witnessed in the Back-to-School season continued throughout the quarter. This allowed us to achieve meaningful operating expense leverage and deliver much improved profitability versus the year ago period.
     “The fourth quarter has started off well, with comparable store sales across all the

Company’s retail businesses up 11% through the first three weeks of November. While we anticipate that comparable store sales will moderate from current levels, we are more optimistic in our outlook for the Holiday selling season than when we last updated our guidance for the year.
     “Based on stronger than expected third quarter results combined with an improved outlook for the fourth quarter, we are raising our full year earnings guidance. We now expect Fiscal 2011 diluted earnings per share to be in the range of $2.38 to $2.43, up from our previous guidance of between $2.10 and $2.20, a 27% to 30% increase over last year’s earnings. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are projected to total approximately $11 million to $13 million, or $0.28 to $0.33 per share, after tax, in Fiscal 2011. This guidance assumes comparable sales of 5% to 6% for the fourth quarter.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Dennis concluded, “The combined effort of our entire organization and the superior strategic position of our major businesses has allowed us to gain strength both strategically and financially as we have moved through the economic downturn. This quarter’s results and our continuing momentum reflect this strength, as well as the early benefits of the growth initiatives we have pursued over the past year. We are excited about the new opportunities that continue to unfold.”
Conference Call and Management Commentary
     The Company has posted detailed, financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on November 23, 2010, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; continuing weakness in the consumer economy particularly as it may affect the crucially important Holiday selling season; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, including resumption of recent manufacturing and shipping delays affecting Chinese product in particular; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,300 retail stores throughout the U.S. and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company’s Lids Sports division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
In Thousands	2010	2009	2010	2009

Net sales	$464,838	$390,302	$1,229,345	$1,095,326
Cost of sales	228,097	190,136	600,489	535,993
Selling and administrative expenses*	207,942	179,271	584,484	531,071
Restructuring and other, net	2,120	2,571	6,564	10,864

Earnings from operations	26,679	18,324	37,808	17,398
Loss on early retirement of debt	—	—	—	5,119
Interest expense, net	306	921	768	4,033

Earnings from continuing operations before income taxes	26,373	17,403	37,040	8,246

Income tax expense	9,406	5,880	13,906	4,989

Earnings from continuing operations	16,967	11,523	23,134	3,257
Provision for discontinued operations	(50)	(80)	(784)	(298)

Net Earnings	$16,917	$11,443	$22,350	$2,959

*	For the three months and nine months ended October 31, 2009, bank fees of $1.0 million and $2.8 million, respectively, were reclassified from interest expense to selling and administrative expenses to conform to the current year presentation.
Earnings Per Share Information

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
In Thousands (except per share amounts)	2010	2009	2010	2009

Preferred dividend requirements	$49	$49	$148	$148

Average common shares — Basic EPS	23,069	21,952	23,337	20,868

Basic earnings per share:
Before discontinued operations	$0.73	$0.52	$0.98	$0.15
Net earnings	$0.73	$0.52	$0.95	$0.13

Average common and common equivalent shares — Diluted EPS	23,562	23,741	23,770	21,086

Diluted earnings per share:
Before discontinued operations	$0.72	$0.50	$0.97	$0.15
Net earnings	$0.72	$0.50	$0.93	$0.13

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
In Thousands	2010	2009	2010	2009

Sales:
Journeys Group	$215,976	$198,407	$550,834	$523,846
Underground Station Group	21,729	21,946	64,946	67,235
Lids Sports Group	152,703	105,739	405,273	313,373
Johnston & Murphy Group	45,399	40,361	129,001	118,745
Licensed Brands	28,663	23,701	78,319	71,654
Corporate and Other	368	148	972	473

Net Sales	$464,838	$390,302	$1,229,345	$1,095,326

Operating Income (Loss):
Journeys Group	$22,316	$17,902	$26,872	$20,256
Underground Station Group	(1,268)	(1,862)	(3,973)	(6,101)
Lids Sports Group	12,709	7,010	34,452	24,060
Johnston & Murphy Group	1,816	1,660	4,194	1,358
Licensed Brands	3,573	3,921	10,464	9,525
Corporate and Other*	(12,467)	(10,307)	(34,201)	(31,700)

Earnings from operations	26,679	18,324	37,808	17,398
Loss on early retirement of debt	—	—	—	5,119
Interest, net	306	921	768	4,033

Earnings from continuing operations before income taxes	26,373	17,403	37,040	8,246
Income tax expense	9,406	5,880	13,906	4,989

Earnings from continuing operations	16,967	11,523	23,134	3,257
Provision for discontinued operations	(50)	(80)	(784)	(298)

Net Earnings	$16,917	$11,443	$22,350	$2,959

*	Includes a $2.1 million charge in the third quarter of Fiscal 2011 for asset impairments and includes $6.6 million of other charges in the first nine months of Fiscal 2011 which includes $6.4 million for asset impairments and $0.2 million for other legal matters. Includes $2.6 million of other charges in the third quarter of Fiscal 2010, primarily asset impairments and includes $10.9 million of other charges in the first nine months of Fiscal 2010 which includes $10.5 million in asset impairments, $0.3 million in other legal matters and $0.1 million for lease terminations.

GENESCO INC.
Consolidated Balance Sheet

	October 30,	October 31,
In Thousands	2010	2009

Assets
Cash and cash equivalents	$24,574	$23,620
Accounts receivable	47,923	33,425
Inventories	450,902	359,684
Other current assets	52,155	56,855

Total current assets	575,554	473,584

Property and equipment	200,495	221,264
Other non-current assets	241,921	183,431

Total Assets	$1,017,970	$878,279

Liabilities and Shareholders’ Equity
Accounts payable	$199,299	$152,273
Other current liabilities	95,216	62,694

Total current liabilities	294,515	214,967

Long-term debt	30,400	29,042
Other long-term liabilities	108,281	112,279
Shareholders’ equity	584,774	521,991

Total Liabilities and Shareholders’ Equity	$1,017,970	$878,279

GENESCO INC.
Retail Units Operated — Nine Months Ended October 30, 2010

	Balance	Acquisi-			Balance		Acquisi-		Balance
	01/31/09	tions	Open	Close	01/30/10	Open	tions	Close	10/30/10

Journeys Group	1,012	0	19	6	1,025	7	0	11	1,021
Journeys	816	0	9	6	819	5	0	9	815
Journeys Kidz	141	0	9	0	150	2	0	2	150
Shi by Journeys	55	0	1	0	56	0	0	0	56
Underground Station Group	180	0	0	10	170	0	0	13	157
Lids Sports Group	885	38	35	37	921	25	48	20	974
Johnston & Murphy Group	157	0	7	4	160	3	0	4	159
Shops	114	0	5	3	116	2	0	4	114
Factory Outlets	43	0	2	1	44	1	0	0	45

Total Retail Units	2,234	38	61	57	2,276	35	48	48	2,311

Retail Units Operated — Three Months Ended October 30, 2010

	Balance		Acquisi-		Balance
	07/31/10	Open	tions	Close	10/30/10

Journeys Group	1,026	0	0	5	1,021
Journeys	819	0	0	4	815
Journeys Kidz	151	0	0	1	150
Shi by Journeys	56	0	0	0	56
Underground Station Group	162	0	0	5	157
Lids Sports Group	916	14	48	4	974
Johnston & Murphy Group	160	0	0	1	159
Shops	115	0	0	1	114
Factory Outlets	45	0	0	0	45

Total Retail Units	2,264	14	48	15	2,311

Comparable Store Sales

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Journeys Group	9%	-2%	5%	-3%
Underground Station Group	3%	-6%	0%	-10%
Lids Sports Group	13%	1%	10%	2%
Johnston & Murphy Group	7%	-2%	6%	-12%

Total Comparable Store Sales	9%	-2%	6%	-3%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended October 30, 2010 and October 31, 2009

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	Oct 2010	on EPS	Oct 2009	on EPS

Earnings from continuing operations, as reported	$16,967	$0.72	$11,523	$0.50

Adjustments: (1)
Impairment & lease termination charges	1,341	0.06	1,600	0.07
Purchase price accounting adjustment — margin	533	0.02	—	—
Purchase price accounting adjustment — expense	92	—	—	—
Convertible debt interest restatement (APB 14-1)	—	—	179	—
Higher (lower) effective tax rate	(796)	(0.03)	(965)	(0.04)

Adjusted earnings from continuing operations (2)	$18,137	$0.77	$12,337	$0.53

(1)	All adjustments are net of tax. The tax rate for the third quarter of Fiscal 2011 is 38.2% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the third quarter of Fiscal 2010 is 38.6% excluding a FIN 48 discrete item of $0.2 million.

(2)	Reflects 23.5 million share count for Fiscal 2011 and 23.7 million share count for Fiscal 2010 which does include common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Nine Months Ended October 30, 2010 and October 31, 2009

	9 mos	Impact	9 mos	Impact
In Thousands (except per share amounts)	Oct 2010	on EPS	Oct 2009	on EPS

Earnings from continuing operations, as reported	$23,134	$0.97	$3,257	$0.15

Adjustments: (1)
Impairment & lease termination charges	3,923	0.17	6,483	0.31
Other legal matters	95	—	206	0.01
Loss on early retirement of debt	—	—	3,061	0.14
Flood loss	215	0.01	—	—
Purchase price accounting adjustment — margin	766	0.03	—	—
Purchase price accounting adjustment — expense	266	0.01	—	—
Expenses related to aborted acquisition	127	—	—	—
Convertible debt interest restatement (APB 14-1)	—	—	842	0.04
Higher (lower) effective tax rate	(776)	(0.03)	1,575	0.07

Adjusted earnings from continuing operations (2)	$27,750	$1.16	$15,424	$0.72

(1)	All adjustments are net of tax. The tax rate for the nine months of Fiscal 2011 is 38.75% excluding a FIN 48 discrete item of $0.3 million. The tax rate for the nine months of Fiscal 2010 is 39.0% excluding a FIN 48 discrete item of $0.3 million.

(2)	Reflects 23.8 million share count for Fiscal 2011 and 21.1 million share count for Fiscal 2010 which includes common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Quarter Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$27,361	$1.17	$26,209	$1.12

Adjustments: (1)
Impairment and other charges including tax adjustments	2,696	0.11	2,696	0.11

Adjusted forecasted earnings from continuing operations (2)	$30,057	$1.28	$28,905	$1.23

(1)	All adjustments are net of tax. The forecasted tax rate for the fourth quarter of Fiscal 2011 is 39.6%.

(2)	Reflects 23.4 million share count for the fourth quarter of Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$50,495	$2.13	$49,310	$2.08

Adjustments: (1)
Impairment and other charges including tax adjustments	7,311	0.30	7,311	0.30

Adjusted forecasted earnings from continuing operations (2)	$57,806	$2.43	$56,621	$2.38

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2011 is 39.5%.

(2)	Reflects 23.7 million share count for Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.